FOR IMMEDIATE RELEASE
WESTERN ASSET MUNICIPAL PARTNERS FUND INC.
ANNOUNCES COMMENCEMENT DATE OF TENDER OFFER
       NEW YORK, June 16, 2008 Western Asset Municipal Partners Fund Inc. (NYSE: MNP) (the Fund) announced today that the Fund is offering to purchase up to 5% of the Fund's common stock or 511,530 of the Fund?s issued and outstanding shares of common stock at a price equal to 98% of the Fund?s net asset value per share on the day on which the tender offer expires. The offer commenced today and will expire at 5:00 p.m., New York City time, on July 15, 2008, unless extended. The tender offer is pursuant to a Settlement Agreement, dated as of February 13, 2006, between the Fund and Karpus Management, Inc. (including certain affiliates thereof).
       The tender offer will be made and stockholders will be notified in accordance with the requirements of the Securities and Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, either by publication or mailing or both.
       Western Asset Municipal Partners Fund Inc. is a closed-end management investment company whose primary objective is to achieve a high level of current income which is exempt from regular federal income taxes, consistent with preservation of capital. As a secondary investment objective, the Fund intends to enhance portfolio value by purchasing tax-exempt securities that, in the opinion of the Investment Adviser, may appreciate in value relative to other similar obligations in the marketplace. The Fund is traded on the New York Stock Exchange under the trading symbol (MNP). The Fund is advised by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, an affiliate of the Investment Adviser.
       This announcement is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. The offer is made only by the Offer to Purchase and the related Letter of Transmittal. Holders of Fund shares should read these documents when they are available because they contain important information. These and other filed documents will be available to investors for free both at the website (www.sec.gov) of the Securities and Exchange Commission and from the Fund. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which making or accepting the offer would violate that jurisdiction?s laws.
       Periodically updated information on the Fund can be obtained by calling the Fund?s dedicated telephone line. Information provided includes a recorded update revealing the net asset value, market price and other information. The Fund?s toll-free number is (888) 777-0102.
Brenda Grandell, Director, Closed-End Funds, Legg Mason & Co., LLC, 212-857-
8087

       THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS ?MAY,? ?WILL,? ?EXPECT,? ?ANTICIPATE,? ?ESTIMATE,? ?BELIEVE,? ?CONTINUE? OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND?S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND?S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.
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